SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): February 14, 2003

Nash Finch Company

(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Edina, Minnesota	55435
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 832-0534

Item 9.    Regulation FD Disclosure

Nash Finch Notified by Trustee for Senior Subordinated Notes

MINNEAPOLIS (February 14, 2003) Nash Finch Company (Nasdaq:  NAFCE) today announced that it was notified on February 13, 2003 by the Trustee for the Company’s $165,000,000 8 ½% Senior Subordinated Notes due 2008, that a default had occurred under the Indenture as a result of the Company’s failure to file certain financial reports with the Securities and Exchange Commission and that, unless remedied within the 30 day grace period, such failure would constitute an event of default under the Indenture.

If the default is not remedied within 30 days, an event of default will also occur under the Company’s bank credit facility.  The Company is in discussions with its bank lenders concerning a waiver of the potential event of default.  There can be no assurance that the Company will be able to obtain a waiver from the bank lenders.  Assuming that the Company’s trade credit remains substantially unaffected, and given the Company’s strong operating cash flows, the Company does not project requiring borrowings under the credit facility for at least the next 30 days.

Although the Company has not yet filed its financials for the third and fourth quarters of fiscal year 2002, based upon unaudited information prepared under the assumption that the current accounting for Count-Recount charges is determined to be correct, for fiscal 2002 the Company had total sales and revenues of $3.9 billion compared to $4.0 billion for fiscal 2001.  While sales were difficult in this competitive environment, based on the same assumption, the Company was able to achieve net earnings and diluted earnings per share of $29.7 million and $2.46, respectively, as compared to $21.2 million and $1.78, respectively, for the prior fiscal year, as reported. In addition, for the 16-week period ended October 5, 2002, the Company had net earnings of $7.3 million and diluted earnings per share of $0.61 compared to $6.0 million and $0.50, as reported, for the comparable period last year.  For the 12-week period ended December 28, 2002 the Company had net earnings of $8.4 million and diluted earnings per share of $0.70 compared to $6.7 million and $0.55, as reported, for the prior period.

As previously reported, the Company announced on November 21, 2002 a delay in the filing of its report on Form 10-Q for the quarter ended October 5, 2002. The delay was attributable to an internal investigation of the Company’s practices and procedures with respect to Count-Recount charges, which was also the subject of a previously announced informal inquiry being conducted by the Securities and Exchange Commission.

The Company subsequently announced on February 4, 2003 the resignation of Deloitte & Touche as independent auditors, and the receipt of a formal order of investigation from the Commission. On February 7, 2003 the Company announced that it was seeking Commission concurrence with the Company’s conclusion that Count-Recount charges were properly accounted for, that it has provided the Office of the Chief Accountant of the Commission (the “OCA”) with a written communication detailing the basis for the Company’s position, and has requested a meeting at which the Company’s accounting for Count-Recount charges can be discussed and confirmed. The Company further reported that the amounts of these charges during the Company’s most recent three fiscal years, on a pre-tax dollar basis, were approximately $6.7 million in fiscal year 2000, $8.6 million in fiscal year 2001, and $3.8 million through the second quarter of fiscal year 2002, and were recorded as reductions in cost of sales, representing 0.19%, 0.24% and 0.23% of cost of sales for those respective time periods. Pre-tax income in the same periods was $27.5 million, $36.3 million, and $23.2 million, and net cash provided by operating activities for the same periods was $85.5 million, $89.5 million, and $49.4 million.  Even if the accounting for Count-Recount charges were changed in response to the OCA process, the Company does not anticipate that such change in accounting would have a material cash impact on the Company.

“We are actively pursuing a resolution of our accounting issues,” said Ron Marshall, Chief Executive Officer.  “We continue to believe our accounting has been correct and, as I have said previously, we hope that the OCA will provide the necessary reassurance to allow us to move forward expeditiously with the release of our financial results.  We are working closely with our lenders to ensure continued liquidity.  As our selected financial data indicates, we believe Nash Finch continues to be operationally strong and healthy and I am confident that we can work through the issues facing us.”

Nash Finch Company is a Fortune 500 company and one of the leading food retail and distribution companies in the United States with approximately $4 billion in annual revenues.  Nash Finch owns and operates 109 stores in the Upper Midwest, principally supermarkets under the AVANZA®, Buy• n• Save®, Econofoods®, Sun Mart® and Family Thrift Center® trade names.  In addition to its retail operations, Nash Finch’s food distribution business serves independent retailers and military commissaries in 28 states, the District of Columbia and Europe.  Further information is available on the Company’s website at www.nashfinch.com

Statements in this press release may include “forward-looking statements,” subject to risks and uncertainties that may cause actual results to differ materially from future results, performance or achievements expressed or implied by such statements.  Any statements that do not recite historical fact, or use words such as “may”, “intend”, “anticipate”, “hope”, “confident”, ”attempt”, and “look forward”, or the negative or other variations thereof, or comparable terminology, may be deemed to be forward-looking.

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Contact: Robert B. Dimond, 952 897 8148; LeAnne M. Stewart, 952 844 1060

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH FINCH COMPANY

Date: February 14, 2003	By:	/s/ Robert B. Dimond
		Name:	Robert B. Dimond
		Title:	Executive Vice President and
Chief Financial Officer